Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2011, 2010 and 2009

TCF Employees Stock Purchase Plan

Index – Financial Statements and Schedules

Page No.
Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Plan Benefits –

as of December 31, 2011 and 2010	2

Statements of Changes in Net Assets Available for Plan Benefits -
Years ended December 31, 2011, 2010 and 2009	3

Notes to Financial Statements	4

Supplemental Schedules:

Schedule 1 – Schedule H, line 4i - Schedule of Assets	15
(Held at End of Year)

Schedule 2 – Schedule H, line 4j - Schedule of
Reportable Transactions	16

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

The Plan Sponsor and Plan Administrator of the

TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2011.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Minneapolis, Minnesota

June 22, 2012

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	As of December 31,
	2011	2010
Assets:
Investments at fair value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation common stock	$83,979,946	$116,024,012
Cash and accrued interest receivable	36,394	14,664
Total TCF Financial Corporation Stock Fund	84,016,340	116,038,676

Mutual funds	53,051,795	46,931,775
Pooled separate accounts	1,392,057	-
Other investments	10,751	-
Total investments	138,470,943	162,970,451

Contributions receivable	27,053	-
Notes receivable from participants	8,694	-
Total assets	138,506,690	162,970,451

Liabilities:
Distributions payable to participants	205,629	194,576

Net assets available for plan benefits	$138,301,061	$162,775,875

See accompanying notes to financial statements.

2

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2011	2010	2009
Investment income:
Dividends	$2,620,532	$2,333,589	$3,712,238

Net (depreciation)/appreciation:
Realized (losses)/gains on distributions,
sales and share class changes:
TCF Financial Corporation stock fund	(421,175)	2,544,664	(224,971)
Mutual funds	599,792	164,473	(1,035,313)

Change in unrealized (depreciation)/
appreciation of investments:
TCF Financial Corporation stock fund	(34,645,917)	7,770,681	463,219
Mutual funds	(1,653,897)	4,973,284	5,989,852
Total net (depreciation)/ appreciation	(36,121,197)	15,453,102	5,192,787

Deposits and contributions:
Participant deposits	13,936,922	12,971,619	12,753,184
Employer cash contributions	7,626,048	6,849,824	6,868,723
Total deposits and contributions	21,562,970	19,821,443	19,621,907

Distributions:
Withdrawals and distributions	(13,450,730)	(17,368,402)	(11,550,388)
Dividends	(524,944)	(570,377)	(1,295,598)
Total distributions	(13,975,674)	(17,938,779)	(12,845,986)

Administrative expenses	-	(1,000)	-

Transfer from other plan (See note 1)	1,438,555	-	-

(Decrease)/increase in net assets
available for plan benefits	(24,474,814)	19,668,355	15,680,946

Net assets available for plan benefits:
Beginning of year	162,775,875	143,107,520	127,426,574
End of year	$138,301,061	$162,775,875	$143,107,520

See accompanying notes to financial statements.

3

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                Accounting Policies

Basis of Presentation

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  Purchases and sales of investments are recorded on a trade-date basis.  The cost of Plan investments sold is determined by the average cost method.  Distributions are recorded when paid.

On November 30, 2011, TCF Financial Corporation acquired Gateway One Lending & Finance LLC (“GOLF”).  Effective December 31, 2011, the Gateway One Lending & Finance 401(k) (“GOLF Plan”) along with its assets of $1,438,555 was merged into the Plan.

Notes Receivable from Participants

The Plan does not allow for loans to participants. Due to the GOLF Plan merger on December 31, 2011, the Plan held notes receivable from GOLF Plan participants as of year end.  Notes receivable from GOLF Plan participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant notes receivable are reclassified as distributions.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits.

The Plan provides for investment in TCF Financial Corporation common stock.  At December 31, 2011 and 2010, approximately 61% and 71% of the Plan’s total assets were invested in the common stock of TCF Financial Corporation. The underlying value of the TCF Financial Corporation common stock is entirely dependent upon the performance of TCF Financial Corporation and the market’s evaluation of such performance.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Subsequent Event

On April 3, 2012, The Plan liquidated the GOLF Plan participant investments held at Principal Financial Group for a total of $1,523,326.  The total amount was then transferred to and invested in the Plan investment options available through Mercer Trust Company.  Principal Financial Group is no longer a Plan trustee.

Recent Accounting Developments

On May 12, 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (Topic 820), which is a joint effort between the FASB and International Accounting Standards Board (“IASB”) to converge fair value measurement and disclosure guidance.  The ASU permits measuring financial assets and liabilities on a net credit risk basis, if certain criteria are met.  The ASU also increases disclosure surrounding company determined fair value for level 3 financial instruments and also requires the fair value hierarchy disclosure of financial assets and liabilities that are not recognized at fair value in the statement of financial position but included in disclosures at fair value.  The adoption of the ASU will be required for the Plan’s Annual Report on Form 11-K for the year ending December 31, 2012 and is not expected to have a material impact on the Plan.

(2)                Employees Stock Purchase Plan

The Plan is intended to meet the requirements of a stock bonus plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan sponsor is TCF Financial Corporation (“TCF Financial”).  For the year ended December 31, 2011, Mercer Trust Company (“Mercer”) and Principal Financial Group (“Principal”) together were the trustees of the Plan appointed to serve under the trust agreement.  For the year ended December 31, 2010, Mercer was the trustee of the Plan under the trust agreement.  Record keeping administration of the Plan was managed by Mercer HR Services, LLC and Principal Financial Group for the year ended December 31, 2011 and by Mercer HR Services, LLC for the year ended December 31, 2010.

All full-time and part-time employees of TCF Financial or its subsidiaries are eligible to participate in the Plan with the exception of GOLF employees who were eligible to participate starting January 1, 2012.   Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis.  Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”). The maximum annual limit was $16,500 for 2011, 2010 and 2009, respectively. The Plan allows participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above.  The maximum catch-up contribution was $5,500 for 2011, 2010 and 2009, respectively.

Participating employers match the contributions of employees who have completed one year of service at the rate of 50 cents per dollar contributed for employees with one to less than five years of service, 75 cents per dollar contributed for employees with five to less than ten years of service and $1 per dollar contributed for employees with ten or more years of service.  Employer matching contributions are made on the first 6% of eligible compensation contributed.  Employer contributions are generally made in cash and can also be made in the form of TCF Financial Corporation common stock.

All employee and employer contributions are invested in participant directed investments, including TCF Financial Corporation common stock, shortly after the date contributed. For the years ended December 31, 2011, 2010 and 2009, all balances were directed by participants.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit.  These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or TCF Financial Corporation common stock.

Participant contributions to the Plan are fully vested at all times.  Participants’ interests in the employer matching contributions generally vest at the rate of 20% per year (with full vesting after five years of service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Dividends paid on the TCF Financial Corporation Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant.  Dividends paid from the mutual funds are reinvested in the mutual funds.

Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined.  Other Plan obligations are paid directly by TCF Financial.  Administrative expenses paid by TCF Financial during 2011, 2010 and 2009 totaled $461,952, $445,564, and $517,203, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

The trustee redeposits to the Plan, on a monthly basis, all outstanding distribution checks which have not been cashed within 9 months from date of issuance.  During 2011 and 2010, TCF Financial received $35,300 and $16,978 of redeposited distributions from the trustee and reissued distribution checks to former participants totaling $24,247 and $69,988, respectively.  As of December 31, 2011 and 2010, $205,629 and $194,576 of distributions were payable to former participants, respectively.

The Advisory Committee for the TCF Employees Stock Purchase Plan has shared voting power with participants of all allocated shares of TCF Financial common stock in the Plan.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2011
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2011 Net Assets

TCF National Bank	$10,281,634	$5,602,722	$111,987,729
TCF Equipment Finance, Inc.	1,691,068	907,563	9,928,688
Winthrop Resources Corporation	757,399	538,793	7,218,937
TCF Financial Corporation	155,327	130,344	3,085,896
TCF Inventory Finance, Inc.	918,615	349,830	2,231,093
Gateway One Lending & Finance, LLC	-	-	1,440,271
TCF Portfolio Services, Inc.	97,924	75,823	1,334,464
TCF Agency, Inc.	25,546	16,269	666,526
TCF Insurance Agency, Inc.	-	-	343,943
Great Lakes Mortgage, LLC	9,409	4,704	63,514
Total	$13,936,922	$7,626,048	$138,301,061

	Year Ended December 31, 2010
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2010 Net Assets

TCF National Bank	$9,772,686	$5,213,220	$135,822,125
TCF Equipment Finance, Inc.	1,541,481	753,401	10,308,304
Winthrop Resources Corporation	771,855	494,351	7,471,927
TCF Financial Corporation	137,539	109,393	4,716,645
TCF Portfolio Services, Inc.	92,411	70,867	1,735,266
TCF Inventory Finance, Inc.	625,559	190,514	1,392,394
TCF Agency, Inc.	22,672	14,370	791,861
TCF Insurance Agency, Inc.	-	-	487,038
Great Lakes Mortgage, LLC	7,416	3,708	50,315
Total	$12,971,619	$6,849,824	$162,775,875

7

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(4)                Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS dated May 7, 2003, indicating that the Plan qualified under Sections 401(a) and 4975(e) (7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan.  Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

The most recent determination letter dated May 7, 2003 provided a favorable determination regarding the restatement of the Plan document in its entirety on April 30, 2001.  In accordance with applicable regulations the Plan administrator filed a request with the IRS for a new determination letter on January 20, 2010.  That determination letter request is still pending.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties.  The Plan administrator believes the Plan is no longer subject to income tax examinations for the years prior to 2009 and there are currently no audits for any tax period in progress.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(5)    Investments

The net unrealized (depreciation) / appreciation of investments reflected in Plan total and net assets is as follows:

	As of December 31, 2011
	Cost	Fair Value	Unrealized (Depreciation)/ Appreciation
TCF Financial Corporation Stock Fund:
TCF Financial Corporation common stock	$111,127,454	$83,979,946	$(27,147,508)
Cash and accrued interest receivable	36,394	36,394	-
Total TCF Financial Corporation Stock Fund	111,163,848	84,016,340	(27,147,508)

Mutual funds	50,588,567	53,051,795	2,463,228
Pooled separate accounts	1,392,057	1,392,057	-
Other investments	10,751	10,751	-
	$163,155,223	$138,470,943	$(24,684,280)

	As of December 31, 2010
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Corporation Stock Fund:
TCF Financial Corporation common stock	$108,525,603	$116,024,012	$7,498,409
Cash and accrued interest receivable	14,664	14,664	-
Total TCF Financial Corporation Stock Fund	108,540,267	116,038,676	7,498,409

Mutual funds	42,814,650	46,931,775	4,117,125
	$151,354,917	$162,970,451	$11,615,534

9

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value

Year ended December 31, 2011:
TCF Financial Corporation common stock	8,137,584	$83,979,946
Vanguard Institutional Index Fund	109,908	12,643,767
Vanguard Mid-Cap Index Fund	632,891	12,461,616
Vanguard Small-Cap Index Fund	281,543	9,400,736
Vanguard Intermediate-Term Bond Index Fund	735,371	8,655,316
Vanguard Prime Money Market Fund	7,491,465	7,491,465

Year ended December 31, 2010:
TCF Financial Corporation common stock	7,834,155	$116,024,012
Vanguard Mid-Cap Index Fund	562,099	11,444,333
Vanguard Institutional Index Fund	90,755	10,437,714
Vanguard Small-Cap Index Fund	241,747	8,405,544

(6)                Fair Value Measurement

FASB Accounting Standard Codification (“ASC”) 820, Fair Value Measurements and Disclosures defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements.  Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”.

At December 31, 2011, assets held in trust for the Plan included investments in publicly traded stock, mutual funds and pooled separate accounts. The fair value of level 1 assets are based upon quotes from independent asset pricing services based on active markets, which are considered level 1 under ASC 820 and are measured on a recurring basis.  The fair value of level 2 assets are measured on a recurring basis based on observable market prices.  There were no assets measured on a recurring basis based on company determined market prices (level 3).

All observable market assets (level 2) were acquired through the GOLF Plan merger discussed in Note 1.  There were no transfers between readily available market assets and observable market assets.

The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at the fair value:

•         TCF Financial Corporation common stock fund: Valued at the closing price reported in the active market in which the individual securities are traded.

•         Mutual Funds: Valued at the quoted net asset value (NAV) of shares held by the Plan at year-end in the active market in which the individual mutual funds are traded.

•         Pooled separate accounts: Valued using the NAV provided by the administrator of the Account based on the underlying investments.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table summarizes the Plan’s investment assets measured at fair value as of December 31:

	Year Ended December 31, 2011
	Readily Available	Observable Market
TCF's Categories	Market Prices (1)	Prices (2)	Total at Fair Value

TCF Financial Corporation
common stock fund	$84,016,340	$-	$84,016,340

Mutual funds
-Domestic equity	34,506,119	-	34,506,119
-Fixed income	8,655,316	-	8,655,316
-Money market fund	7,491,465	-	7,491,465
-International equity	2,398,895	-	2,398,895

Pooled separate accounts
-Target date funds	-	698,722	698,722
-Money market funds	-	354,736	354,736
-Fixed income	-	157,800	157,800
-Domestic equity	-	149,050	149,050
-International equity	-	31,749	31,749

Other investments	-	10,751	10,751

	$137,068,135	$1,402,808	$138,470,943

	Year Ended December 31, 2010
	Readily Available	Observable Market
TCF's Categories	Market Prices (1)	Prices (2)	Total at Fair Value

TCF Financial Corporation
common stock fund	$116,038,676	$-	$116,038,676

Mutual funds
-Domestic equity	30,287,591	-	30,287,591
-Money market fund	7,992,025	-	7,992,025
-Fixed income	6,714,954	-	6,714,954
-International equity	1,937,205	-	1,937,205

	$162,970,451	$-	$162,970,451

(1)	Considered Level 1 under ASC 820.
(2)	Considered Level 2 under ASC 820.
11

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(7)                Realized (Losses) Gains on Distributions, Sales and Share Class Changes

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial Corporation common stock.  Distributions, sales and share class changes (mutual funds) are as follows:

	Year Ended December 31, 2011
	Number of Shares	Cost	Fair Value	(Losses)/ Gains on Distributions and Sales
TCF Financial Corporation common stock	1,072,905	$14,882,017	$14,460,842	$(421,175)
Mutual funds	21,227,530	27,636,763	28,236,555	599,792
	22,300,435	$42,518,780	$42,697,397	$178,617

	Year Ended December 31, 2010
	Number of Shares	Cost	Fair Value	Gains on Distributions and Sales

TCF Financial Corporation common stock	1,458,645	$20,089,535	$22,634,199	$2,544,664
Mutual funds	19,003,953	24,520,423	24,684,896	164,473
	20,462,598	$44,609,958	$47,319,095	$2,709,137

	Year Ended December 31, 2009
	Number of Shares	Cost	Fair Value	Losses on Distributions and Sales

TCF Financial Corporation common stock	1,075,601	$14,719,690	$14,494,719	$(224,971)
Mutual funds	20,194,242	25,401,649	24,366,336	(1,035,313)
	21,269,843	$40,121,339	$38,861,055	$(1,260,284)

12

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(8)                Distributions and Forfeitures

Cash and shares of TCF Financial Corporation common stock totaling $13,975,674, $17,938,779 and $12,845,986 were distributed in 2011, 2010 and 2009, respectively.  At December 31, 2011 and 2010, there were $12,452 and $30,759, respectively, of distribution amounts that have not yet been paid to participants.  In addition, at December 31, 2011 and 2010 there were $205,629 and $194,576 of distribution amounts paid to current and prior plan participants by check which had not yet been cashed.  Outstanding distribution payments are shown as a liability reducing assets available for plan benefits.

Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows:

	Year Ended December 31,
	2011	2010	2009

Total forfeitures during year	$354,660	$393,126	$362,276

Forfeitures carried over from previous year	24,698	6,878	15,233

Interest on forfeited amounts	103	141	626

Forfeitures used to reinstate employee balances	(14,634)	(19,447)	(11,257)

Forfeitures used to fund employer contributions	(360,000)	(355,000)	(360,000)

Forfeitures used to pay plan expenses	-	(1,000)	-

Forfeitures to be used to offset future obligations	$4,827	$24,698	$6,878

If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participants’ accounts.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(9)                Reconciliation to Form 5500

The accompanying financial statements for 2011 and 2010 differ from the Form 5500, as filed with the Department of Labor, as follows:

	As of December 31,
	2011	2010
Net assets available for plan benefits
reported on the accompanying financial statements	$138,301,061	$162,775,875
Liabilities including amounts due to participants	(12,452)	(30,759)
Net assets available for plan benefits reported on Form 5500	$138,288,609	$162,745,116

The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500:

	Year Ended December 31,
	2011	2010
Distributions to participants reported on the accompanying
financial statements	$13,975,674	$17,938,779
Add: Amounts allocated to withdrawing participants at year end	12,452	30,759
Less: Amounts allocated to withdrawing participants at the prior year end	(30,759)	(5,396)
Distributions to participants reported on Form 5500	$13,957,367	$17,964,142

(10)            Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock.  TCF Financial is a party-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2011 and 2010, TCF Financial did not purchase any shares of TCF Financial Corporation common stock from the Plan.

During 2011 and 2010, the Plan purchased 1,276,301 and 1,037,816 shares, respectively, of TCF Financial Corporation common stock from TCF Financial Corporation for $16,309,361 and $15,672,973, respectively.  The shares were purchased at current market prices with no commission fees.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule H, line 4i – Schedule of Assets (Held at End of Year)

At December 31, 2011

	Description of Investment including the Identity of Issuer, Borrower or Similar Party and maturity date if applicable	Shares/Units or Interest Rate		Cost	Current Value

*	Corporate Stock
	TCF Financial Corporation common stock			$111,127,454	$83,979,946
	Cash and accrued interest receivable			36,394	36,394
	Total Corporate Stock Fund:	8,137,584	shares	111,163,848	84,016,340

	Mutual Funds
	Vanguard Institutional Index Fund	109,908	shares	12,072,087	12,643,767
	Vanguard Mid-Cap Index Fund	632,891	shares	11,355,076	12,461,616
	Vanguard Small-Cap Index Fund	281,543	shares	8,864,069	9,400,736
	Vanguard Intermediate-Term Bond Index Fund	735,371	shares	8,120,628	8,655,316
	Vanguard Prime Money Market Fund	7,491,465	shares	7,491,465	7,491,465
	Vanguard Developed Markets Index Fund	282,555	shares	2,685,242	2,398,895

	Pooled Separate Accounts
	Principal Global Investors Money Market Fund	8,500	units	354,736	354,736
	Principal Global Investors Bond and Mtg Fund	186	units	151,771	151,771
	Principal Global Investors Large-Cap S&P 500 Index	789	units	35,684	35,684
	Columbus Circle Investors Large-Cap Growth	1,561	units	33,683	33,683
	Fidelity / Schroders International I	1,197	units	31,749	31,749
	TS&W / Herndon Large-Cap Value I	2,280	units	25,393	25,393
	Principal Global Investors Small-Cap S&P 600 Index	673	units	15,499	15,499
	Turner / Jacobs Levy Mid-Cap Growth III	919	units	12,689	12,689
	Principal Global Investors Mid-Cap S&P 400 Index	410	units	9,231	9,231
	Goldman Sachs/LA Capital Mgmt Mid-Cap Value I	248	units	8,019	8,019
	Principal Real Estate Investors US Property	13	units	6,029	6,029
	Emerald Advisers, Inc. Small-Cap Growth II	542	units	5,487	5,487
	Principal Global Investors Small-Cap Value	97	units	3,365	3,365
	Principal Life Term 2010 Target Fund	43	units	641	641
	Principal Life Term 2015 Target Fund	114	units	1,156	1,156
	Principal Life Term 2020 Target Fund	162	units	2,420	2,420
	Principal Life Term 2030 Target Fund	10,652	units	155,737	155,737
	Principal Life Term 2035 Target Fund	121	units	1,158	1,158
	Principal Life Term 2040 Target Fund	35,245	units	507,061	507,061
	Principal Life Term 2045 Target Fund	167	units	1,574	1,574
	Principal Life Term 2050 Target Fund	2,098	units	28,975	28,975

	Other Investments
	Guaranteed Interest Account maturing 12/31/2011	Interest rate	0.32%	322	322
	Guaranteed Interest Account maturing 12/31/2012	Interest rate	0.25%	1,796	1,796
	Guaranteed Interest Account maturing 12/31/2013	Interest rate	0.21%	8,633	8,633

	Notes Receivable from Participants
	Individual participants loans maturing
	between October 2012 and October 2015	Interest rate	5.25%	-	8,694

	Total			$163,155,223	$138,479,637

*	Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

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Schedule 2
TCF Employees Stock Purchase Plan

Schedule H, line 4j - Schedule of Reportable Transactions

Year Ended December 31, 2011

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Loss

TCF Financial
Corporation
Stock Fund *	414	907	$17,483,868	$14,460,842	$14,882,017	$(421,175)

* Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

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